Exhibit (c)(13)

 Presentation to the Board of Directors  Project William  November 1, 2020

Morgan Stanley

Executive Summary

- Board began review of strategic alternatives in July 2020
  - Review included broad set of alternatives, including standalone strategy (including possible re-negotiation of agreements with key partners), run-off, and sale
- While strategic review was ongoing, Consortium led by Arthur with two private equity partners approached Company with $25.00 bid on August 16, 2020
  - Arthur a 12.6% holder of William common equity and has 2 board seats; Arthur's directors have recused themselves from all deliberations and votes regarding the Consortium's offer
  - After multiple rounds of negotiations, Arthur offered $31.00 per share on October 1, 2020 and subsequently bid $31.10 per share on October 2, 2020
    - Penultimate bid was subject to 24-hour "fuse" and Board determined it incorporated a credible walkaway threat
    - In order to expedite transaction timing, the two private equity partners are not parties to the acquisition with William
- During the process, Edward also emerged as interested party
  - Subsequent to public rumors of Arthur bid at $26, increased its stake from 5.1% to 9.1% and filed updated 13-D
  - After initial outreach, provided bid of $31.00 on September 30, 2020 which was publicly filed; diligence supporting the bid was entirely based on publicly available information
  - Arthur indicated that they would not be inclined to work cooperatively with Edward should Edward acquire William
  - Sent follow-up letter on October 5 and filed updated 13-D with letter
- Board ultimately elected to pursue Arthur bid at $31.10 on October 2 (Arthur bid on a stand-alone basis, with possible sale of equity interest to other members of the Consortium post-closing)
- Company signed and announced a definitive merger agreement with Arthur on October 9, with a price of $31.10 per share
- Edward sent another public follow-up letter on October 15, providing bid of $34.50 per share
  - Board determined that Edward letter might reasonably lead to superior proposal; subsequently granted Edward access to diligence in accordance with the terms of the merger agreement
- On October 27, Arthur offered $35.00 per share voting agreement conditioned on reaching an agreement with Edward supporting the transaction at the increased price

PROJECT WILLIAM

Highly Confidential

2

Morgan Stanley

Summary of Bid History

- **August 16:** Verbal offer from Consortium of $25 per share
- **August 26:** Written offer from Consortium of $25 per share
- **September 3:** Verbal offer from Consortium of $27 per share
- **September 8:** Public leak of Consortium interest at $26 per share
- **September 9:** Counteroffer of $32 with $30-34 collar based on performance of non-IG portfolio, with equity rollover election
- **September 15:** Verbal offer from Consortium of $28.25 per share
- **September 20:** Counteroffer of $32 per share with walkaway and hedge structure based on performance of non-IG portfolio, with equity rollover election
- **September 22:** Offer from Consortium of $30 per share with risk share structure with 20% walkaway based on performance of non-IG portfolio
- **September 24:** Counterproposals at $31 – both fixed at 36% walkaway and with hedge at 10% walkaway, with equity rollover election
- **September 26:** Offer from Consortium of $30 per share with walkaway at book value (down ~29% in BV)
- **September 29:** Counteroffer at $31 per share with walkaway at book value
- **September 30:** Edward offer of $31 per share
  - Based solely on public information; indicated it would need 2-3 weeks to complete its diligence
  - Indicated willingness to assume existing contracts, but also a desire to enter into discussions with Arthur and Henry around potential contract termination
  - Filed its offer letter with updated 13-D on October 1
- **October 1:** Arthur offers $31 per share with walkaway at book value
  - Provided William with 24 hours to accept proposal or Arthur would walk away
  - Indicated they could reach signed transaction in 3-4 days
  - Suggested they were not willing to enter into bidding war with Edward, and were not going to facilitate Edward acquisition of William
- **October 2:** Counteroffer of $32 per share with walkaway at book value
  - Rejected by Arthur; offered price of $31.10 which was ultimately accepted
- **October 5:** Edward follow-up letter received
  - Requested ability to conduct due diligence
  - Indicated it may be able to offer a higher price following diligence
- **October 9:** Merger Agreement with Arthur signed and announced with price of $31.10 per share
- **October 15:** Edward offers $34.50 per share
- **October 16:** Board determined Edward offer might lead to superior proposal and granted Edward ability to pursue due diligence
- **October 27:** Arthur offers $35 per share; conditioned on reaching an agreement with Edward to vote its shares in favor of Arthur transaction; Edward has not yet agreed, and its agreement will be needed to finalize this deal

After initial bid of $25 per share, 7 revised proposals from Arthur, resulting in $35 per share proposal (40% improvement)

PROJECT WILLIAM

Highly Confidential

3

Morgan Stanley

Summary of Terms

Based on Draft Agreement Dated 10/31/2020

Parties to Proposal	• Arthur
Purchase Price	• Fixed price of $35 per share
Consideration	• 100% Cash
Termination	• 12 month termination date with 3 month extension for non-investment grade asset loss condition • Arthur can terminate if Board changes its recommendation • William can terminate transaction if presented with a superior proposal; William to pay a termination fee of 4.0%
Conditions	• No MAE • William shareholder approval • HSR and insurance regulatory approvals • Losses on non-investment grade assets are less than $208MM • Other customary conditions
Financing	• Arthur to use available cash • Closing not contingent on financing

PROJECT WILLIAM

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 Transaction Metrics      5  Implied Transaction Metrics  Source: Capital IQ (10/30/2020)Notes:Based on 20.0MM fully diluted shares outstanding as of 06/30/2020, per Company ManagementUnaffected date of 09/08/2020; reflects 52-week trading range prior to unaffected date

 Summary of Valuation Analysis  Notes:Based on 20.0MM fully diluted shares outstanding as of 6/30/2020, per Company Management; values rounded to nearest $0.25Reflects 52-week trading range prior to unaffected date (09/08/2020)2021E earnings projections based on street consensus as of 10/30/2020Based on Company Management projectionsBased on Company Management projections; terminal multiple range reflects P/BV range of precedent run-off transactions    6  Unaffected Price(09/08/2020):$17.87  Revised Proposal:$35.00  Oct. 9 Merger Agreement:$31.10

   Stock Price Performance since Listing  Stock Price ($), Volume (MM Shares)  Source: Capital IQ (10/30/2020)Notes:1. Period ending 02/19/2020    7  5/14/2020: All-Time Low of $10.86  $36.00  ~140k sharesPre-COVID Average Daily Volume(1)  ~65k sharesPost-COVID Average Daily Volume  $25.76Listing-to-COVID VWAP(1)  $35.00Revised Proposal  9/9/2020 (Leak): $22.309/8/2020 (Unaffected): $17.87  10/29/2019: All-Time High of $28.90  2/19/2020 (COVID): $24.42  ~450k sharesPost-Leak  10/9/2020: Arthur & William announce sale at $31.10 per share  10/15/2020: Edward sends follow-up letter with $34.50 per share bid    Post-Leak

   William Stock Price Performance vs. Peers  Since William Listing    8  Stock Price Performance since William Listing  03/28/2019 – 10/30/2020 (%)  Source: Capital IQ (10/30/2020)Notes:Total Return Reinsurance Peers include GLRE and TPRETraditional Reinsurance Peers include ACGL, AXS, RE, RNR and Y  +33.3%  (8.5%)  (32.4%)  William  Total Return Re. Peers (1)  Trad’l Rein. Peers (2)    Post-Leak  2/19/2020 (COVID): (10%) Listing-to-Date  9/9/2020 (Leak)Stock price down ~34% pre-leak  10/9/2020: Arthur & William announce sale at $31.10 per share

   Trading Multiples: P / BV  01/01/2015 – 10/30/2020 (x)  Source: SNL Financial (10/30/2020)Notes:Total Return Reinsurance Peers include GLRE and TPRETraditional Reinsurance Peers include ACGL, AXS, RE, RNR and Y    9  William  Total Return Re. Peers (1)  Trad’l Rein. Peers (2)    Post-Leak  0.83x  0.93x  0.56x  William initial listing on 3/28/2019  9/9/2020 (Leak)P/BV (pre-leak): 0.46x  10/9/2020: Arthur & William announce sale at $31.10 per share

 Peer Trading Comparables    Source: SNL Financial, Capital IQ (10/30/2020), Company FilingsNotes:Reflects median annual combined ratio over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual combined ratios over the last 10 fiscal years, or since inception as appropriate Reflects median annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriateReflects standard deviation of annual BVPS growth, including dividends, over the last 10 fiscal years, or since inception as appropriate    10  (1)  (2)  (3)  (4)

Morgan Stanley

Historical & Projected Financial Highlights

Forecasted Financials per Management Projections

Key Assumptions reflected in Management Projections, per Company Management:
- Dependent on favorable resolution of potential downgrade from AM Best
- Dependent on Arthur to achieve growth in 2020 business plan and achieve improved combined ratios (although Arthur has expressed concerns about achievability of plan given potential ratings downgrade)
- Further assumes ongoing market hardening and dependent on no further worsening of macro environment from COVID-19 impacts
- No changes to existing agreements with Arthur, based on Arthur declining to amend agreements

Premiums Written

($MM)



1,000
750
500
250
0
535
600
735
755
609
680
680
680
21
47
131
222
514
553
604
533
2016A
2017A
2018A
2019A
2020F
2021F
2022F
2023F
Net Premiums Written
Gross Premiums Written

Combined Ratio



120%
90%
60%
30%
0%
102%
113%
104%
110%
104%
101%
99%
99%
33%
31%
28%
28%
24%
27%
31%
33%
69%
82%
76%
81%
80%
74%
68%
66%
2016A
2017A
2018A
2019A
2020F
2021F
2022F
2023F
Loss Ratio
Expense Ratio

Net Investment Assets and Average Yield

($MM)



3,000
2,250
1,500
750
0
1,607
1,925
2,019
2,171
2,273
2,418
2,545
2,626
2016A
2017A
2018A
2019A
2020F
2021F
2022F
2023F
Net Yield:
10.3%
4.1%
(0.3%)
6.0%
2.3%
4.3%
4.1%
4.1%

Net Income and ROAE

($MM)



125
50
(25)
(100)
127
(9)
(55)
45
19
78
99
96
2016A
2017A
2018A
2019A
2020F
2021F
2022F
2023F
ROAE:
14.3%
(0.9%)
(5.7%)
5.1%
2.1%
9.1%
11.6%
11.0%

Source: Company Management

PROJECT WILLIAM

11

Highly Confidential

Morgan Stanley

Standalone Dividend Discount Model Summary

Based on Company Management Projections

- Valuation as of 12/31/2020
- Includes market value gains through 8/31/2020 per Company Management
- Base case financial projections as provided by Company Management
  - Capital target set at 30% BCAR ratio
- Discount rate of 10% based on cost of equity analysis[1]

($MM, unless otherwise stated)	12/31/2020 2H'2020	12/31/2021 2021F	12/31/2022 2022F	12/31/2023 2023F	12/31/2024 2024F	12/31/2025 2025F
Dividend Discount Model Summary						
Book Value Rollforward:						
Book Value (BoP)		874	839	866	876	881
(+) Net Income		78	99	96	99	102
(-) Excess Capital Distributed		(114)	(72)	(86)	(94)	(99)
Book Value (EoP)	874	839	866	876	881	884
Adjusted Surplus [2]	1,135	1,106	1,138	1,150	1,156	1,160
Net Required Capital	742	774	796	805	809	812
BCAR Ratio	34.6%	30.0%	30.0%	30.0%	30.0%	30.0%
Memo: Target BCAR Ratio	*30.0%*	*30.0%*	*30.0%*	*30.0%*	*30.0%*	*30.0%*
Valuation:						
Excess capital distributed - undiscounted		114	72	86	94	99
(×) Discount factor for cash flows		0.92	0.84	0.76	0.69	0.63
Excess capital distributed - discounted		105	60	65	65	62
Terminal book value - undiscounted						884
(×) Terminal P/BV multiple						0.50x
Terminal value - undiscounted						442
(×) Discount factor for terminal value						0.60
Terminal value - discounted						265

Implied equity value	622
(÷) Fully diluted shares (2Q20)	20.0
Implied share price	$31.11

Cost of Equity \ Terminal BV Multiple	0.40x	0.50x	0.60x
9.0%	$29.44	$32.22	$35.00
10.0%	$28.46	$31.11	$33.76
11.0%	$27.54	$30.06	$32.58

Notes:
1. Cost of equity calculated using beta as of unaffected date of 09/08/2020 and current risk-free rate as of 10/30/2020
2. Includes loss reserve equity, senior notes, contingent redeemable preferred shares less intangible assets

PROJECT WILLIAM 12

Highly Confidential

Morgan Stanley

Run-Off Analysis - Dividend Discount Model Summary

Based on Company Management Projections

- Valuation as of 12/31/2020
- Includes market value gains through 8/31/2020 per Company Management
- Discount rate of 10% based on cost of equity analysis(1)
- Exit multiple of 0.80x BVPS based on precedent run-off deals(2)

($MM, unless otherwise stated)	2H'2020	2021F	2022F	2023F	2024F	2025F
Run-Off Model Summary						
Book Value Rollforward:						
Book Value (BoP)		874	599	587	572	293
(+) Net Income		(10)	(11)	(15)	(13)	(6)
(-) Distribution		(265)	-	-	(266)	(62)
Book Value (EoP)	874	599	587	572	293	225
Net Reserves	1,189	1,197	991	767	586	450
% of 06/30/2020 Net Reserves	*105%*	*106%*	*87%*	*68%*	*52%*	*40%*
Required Capital (3)	595	599	496	383	293	225
Memo: Repayment of Senior Notes	-	-	-	-	*(175)*	-
Memo: Repayment of Convertible Pref.	-	*(54)*	-	-	-	-
Valuation:						
Excess capital distributed - undiscounted		265	-	-	266	62
(×) Discount factor for cash flows		0.92	0.84	0.76	0.69	0.63
Excess capital distributed - discounted		244	-	-	184	39
Terminal book value - undiscounted						225
(×) Terminal P/BV multiple						0.80x
Terminal value - undiscounted						180
(×) Discount factor for terminal value						0.60
Terminal value - discounted						108

PV of equity value in runoff scenario	575
(÷) Fully diluted shares (2Q20)	20.0
Implied share price	$28.76

Cost of Equity	Terminal BV Multiple (2): 0.70x	0.80x	0.90x
9.0%	$28.84	$29.55	$30.25
10.0%	$28.08	$28.76	$29.43
11.0%	$27.36	$28.00	$28.64

Notes:
1. Cost of equity calculated using beta as of unaffected date of 09/08/2020 and current risk-free rate as of 10/30/2020
2. Terminal multiple range reflects P/BV range of precedent run-off transactions; 0.80x reflects midpoint of range
3. Based on 50% of net reserves

PROJECT WILLIAM

Highly Confidential

13

Precedent Transactions  Run-Off Transactions – P&C  Source: Capital IQ, SNL Financial, Company Filings and Materials    14  Notes:Deal value and multiples based on the combined value and book value of Downlands Liability Management and Hartford Financial Products International Limited  (1)

 Premiums Paid for U.S. Public Targets (1)(2)  Transactions of $100MM or More  All Cash Consideration  25-Year Avg: 38.3% S&P 500 (3)  Source:   Source:     15  Notes:Includes announced bids for control of U.S. public targets with an aggregate value of $100MM or more; excludes terminated transactions, ESOPs, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations, and restructurings. Includes transactions announced on or before 06/30/2020Annual amounts based on mean of percentage premiums paid over unaffected stock price which is defined as stock price four weeks prior to the earliest of the deal announcement; announcement of a competing bid; and market rumorsS&P 500 indexed to closing price on the last trading day of 1996  Source: Refinitiv (06/30/2020)

   16  Cost of Equity Analysis: CAPM Method  William Cost of Equity Analysis    Source: Capital IQ, SNL Financial (beta as of unaffected date of 09/08/2020, current risk-free rate as of 10/30/2020)  Peer Levered Betas:GLRE:1.19TPRE:1.25Average: 1.22

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